UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

ABIOMED, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09585	04-2743260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Cherry Hill Drive, Danvers, Massachusetts	01923
(Address of principal executive offices)	(Zip Code)

Todd A. Trapp

978-646-1400

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

Section 1 — Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of ABIOMED, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2021 to December 31, 2021.

A copy of our Conflict Minerals Report is filed herewith as Exhibit 1.01 hereto and is publicly available at: www.abiomed.com.

Information appearing on www.abiomed.com is not a part of, and is not incorporated by reference into, this Form SD.

Item 1.02	Exhibit

A Conflict Minerals Report required by Item 1.01 covering the period January 1, 2021 to December 31, 2021 has been filed as Exhibit 1.01 to this Form SD.

Section 2 — Exhibits

Item 2.01	Exhibits

The following exhibit is filed as part of this report.

Exhibit Number	Description
1.01	Conflict Minerals Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2022	ABIOMED, INC. (Registrant)

	By:	/s/ Todd A. Trapp

Todd A. Trapp Vice President, Chief Financial Officer